EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO-I

Brookfield Infrastructure Income Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fee to Be Paid	$408,188,926.60		0.00014760	$60,248.69	(2)
Fees Previously Paid
Total Transaction Valuation	$408,188,926.60	(1)
Total Fees Due for Filing				$60,248.69
Total Fees Previously Paid
Total Fee Offsets				$3,528.05
Net Fee Due				$56,720.64

(1)	Estimated for purposes of calculating the amount of the filing fee only. Calculated as the aggregate maximum purchase price for shares, based upon the Fund’s net asset value as of March 31, 2024. The fee of $56,720.64 was paid in connection with the filing of the Schedule TO-I by the Fund on May 29, 2024.
(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024, equals $147.60 per million dollars of the value of the transaction.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	Brookfield Infrastructure Income Fund Inc.	SC TO-I	005-94459	February 23, 2024		$3,528.05
Fee Offset Sources	Brookfield Infrastructure Income Fund Inc.	SC TO-I	005-94459		February 23, 2024		$3,528.05